Exhibit 10.12

Utz Quality Foods, LLC
2018 Long-Term Incentive Plan

1.             Establishment of Plan. Utz Quality Foods, LLC, a Delaware limited liability company (the “Company”) hereby adopts and establishes an unfunded bonus plan for employees of the Company which shall be known as the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (the “Plan”).

2.             Purpose of Plan. The purpose of the Plan is to provide the Company with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with the financial success of the Company. Employees of the Company are responsible for operating the day-to-day business of the Company, including performing the duties pursuant to the management services agreements between the Company and its affiliates, RILP and SRS Leasing (the other Company Group Members). Accordingly, the Plan intends to reward the Participants based on appreciation in the equity values of the Company Group Members collectively.

3.              Definitions.

“Account” means a bookkeeping account established in the name of each Participant and maintained by the Company which is credited with Phantom Units awarded to the Participant from time to time, the value of which shall be calculated as of the date of the Distribution Event.

“Adjusted Equity Value” means the sum of the Company Group Equity Value plus $300 million.

“Beneficiary” means any person or entity, designated in accordance with Section 10.7 entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

“Board” means the Board of Managers of UM Partners, LLC – Series U, a series of a Delaware limited liability company, the sole member of UM-U Intermediate, LLC, a Delaware limited liability company, the sole member of the Company, as such board is constituted from time to time, or any successor board or other person or persons authorized to oversee the activities of the Company, to establish management-related policies and to make decisions on major company issues.

“Capital Transaction Proceeds” means the net proceeds from a financing or refinancing of any Company Group Member (other than net proceeds used to make tax distributions or other distributions consistent with historic practice from or in respect of any Company Group Member) or from a sale, disposition or other transfer of assets of any Company Group Member outside the ordinary course of the Company’s business.

“Cause” means, if there is an employment agreement between the Participant and the Company and the agreement contains a definition of “Cause” (or similar term, such as “For Cause”), the definition contained therein; otherwise “Cause” shall mean any of the following:

(a)               the Participant’s conviction of a felony under federal law or the law of the state in which such action occurred;

(b)               the Participant’s dishonesty in the course of fulfilling employment duties;

(c)               the Participant’s disclosure of Company trade secrets;

(d)               willful and deliberate failure of the Participant to perform employment duties in any material respect;

(e)               the Participant’s unauthorized use of a controlled substance; or

(f)                the Participant’s repeated failure to follow Company policies.

“Change in Control” means the occurrence of either of the following:

(a)               one person (or more than one person acting as a group) acquires ownership of equity interests of the Company that, together with the equity interests held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity interests of the Company (or any holding company owning, directly or indirectly, all of the equity interests in the Company); provided, however, that, a Change in Control shall not occur (i) if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the equity interests and acquires additional equity interests or (ii) if the equity interests are acquired from a person by the person’s family members or trusts or entities established for their benefit; or

(b)               one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets (other than in the ordinary course of business) from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, a Change in Control shall occur only if (i) such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code and (ii) the Rice Family Members, any corporation, partnership or other entity of which Rice Family Members are the direct, indirect or beneficial owners of the ownership interests of such entity or any affiliate of any of the foregoing, individually or collectively, fail to own at least a majority of the outstanding ownership interests of the Company (by vote or value).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Committee” means either (i) a committee of the Board designated by the Board to serve as the “Committee” for purposes of the Plan or (ii) if the Board fails to designate such a committee, the Board.

“Company” means Utz Quality Foods, LLC, a Delaware limited liability company, or any successor thereto (including a corporation into which the Company converts or merges).

“Company Group Equity Value” means the fair market value of 100% of the equity interests in the Company Group Members, determined in accordance with Section 5.2.

“Company Group Member” means each of the Company, RILP (as long as RILP remains an affiliate of the Company) and SRS Leasing (as long as SRS Leasing remains an affiliate of the Company).

“Distribution Event” means the first to occur of a Change in Control or December 31, 2021.

“Effective Date” means February ___, 2018.

“Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan.

“Employee” means an employee of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Good Reason” means, if there is an employment agreement between the Participant and the Company and the agreement contains a definition of “Good Reason” (or similar term, such as “For Good Reason”), the definition contained therein; otherwise “Good Reason” shall mean, without the prior written consent of the Participant, any of the following:

(a)               a material diminution in the Participant’s authority, title, duties, responsibilities or reporting line;

(b)               a material reduction in the Participant’s base salary (other than a reduction in connection with an across-the-board reduction in the base salaries of the class of employees to which the Participant belongs) or maximum bonus opportunity (if applicable); or

(c)               a material breach of any material term of any written agreement between the Participant and the Company (or any of its affiliates) by the Company (or applicable affiliate).

Notwithstanding the foregoing, no event shall constitute grounds for a Good Reason termination unless the Participant notifies the Company in writing of the occurrence of such event within ninety (90) days after the Participant first has (or reasonably should have had) knowledge of such occurrence, the Company fails to cure such event to the Participant’s reasonable satisfaction within thirty (30) days after receipt of such notice, and the Participant resigns within thirty (30) days after the end of such cure period.

“Hurdle” means, (i) with respect to a Participant who became an Employee prior to January 1, 2018, $690 million and (ii) with respect to a Participant who becomes an Employee on or after January 1, 2018, the value established by the Committee as the Hurdle as of January 1 of the year in which the Participant becomes an Employee (which generally will be equal to $300 million over the estimated value of 100% of the equity interests in the Company Group Members as of January 1 of the applicable year); provided, however, that if the Committee does not establish a new Hurdle for an applicable year prior to the date the Committee awards Phantom Units to a Participant, the Hurdle with respect to the Participant shall be the most recently established prior Hurdle; provided further, however, that the Hurdle automatically shall be increased by the amount of any equity capital contributions made to any Company Group Member and shall be reduced by the amount of any Capital Transaction Proceeds distributed from or in respect of any Company Group Member (excluding net proceeds from a transaction that constitutes a Change in Control but including net proceeds from a transaction involving the equity or assets of RILP or SRS Leasing pursuant to which RILP or SRS Leasing ceases to be an affiliate of the Company, using the principles of Section 5.2 if necessary to value such net proceeds).

“Maximum Phantom Units” means the maximum number of Phantom Units that are available for award under Plan, established in accordance with Section 4.2.

“Net Equity Value” means, with respect to a Participant, the amount the Adjusted Equity Value exceeds the applicable Hurdle.

“Participant” means an Eligible Employee who is selected to participate in the Plan and receives a Phantom Unit award and any former Eligible Employee who continues to be entitled to a benefit under the Plan. An Eligible Employee becomes a Participant upon the Eligible Employee’s acknowledgement, execution and delivery to the Company of the Phantom Unit Award Agreement.

“Payment Date” means the date established by the Company on which the Participant is entitled to receive a distribution of the value of the Participant’s vested Account in connection with a Distribution Event, which date shall be no later than 30 days following the date of the Distribution Event.

“Phantom Unit” means an award of an unfunded, unsecured promise by the Company to pay to a Participant the Phantom Unit Value subject to the terms and conditions of the Plan (which Phantom Units do not constitute issued and outstanding equity in the Company for any purposes and do not confer on the Participant any voting rights or the right to receive dividends).

“Phantom Unit Award Agreement” means a written agreement between the Company and a Participant that specifies the number of Phantom Units awarded to the Participant and any additional terms as determined by the Committee.

“Phantom Unit Value” means the value of one Phantom Unit, as determined in accordance with Section 5.4.

“Plan” means this Utz Quality Foods, LLC 2018 Long-Term Incentive Plan, as amended from time to time.

“Rice Family Member” means Michael W. Rice, any spouse, lineal descendant or spouse of a lineal descendant of Michael W. Rice or any trust created for the benefit of Michael W. Rice or of which any of the foregoing is a beneficiary.

“RILP” means Rice Investments, L.P., a Delaware limited partnership.

“SRS Leasing” means SRS Leasing, LLC, a Delaware limited liability company.

4.                  Eligibility and Availability for Award.

4.1              Eligibility for Participation. The Committee shall select those Employees who shall be Eligible Employees entitled to be awarded Phantom Units.

4.2              Overall Limit. The Maximum Phantom Units initially shall be five hundred (500) Phantom Units; provided, however, that, in the sole discretion of the Committee, the Committee may increase the Maximum Phantom Units to a number of Phantom Units greater than five hundred (500) Phantom Units but no greater than six hundred (600) Phantom Units. Phantom Units that are forfeited pursuant to the terms of the Plan may be re-awarded (but such forfeiture shall not reduce the Maximum Phantom Units).

4.3              Award of Phantom Units. Subject to the limit set forth in Section 4.2, the Committee may award Phantom Units to Participants in such amounts, at such times, and to such Eligible Employees as the Committee determines.

4.4              Phantom Unit Award Agreement. Each award of Phantom Units to a Participant shall be evidenced by a Phantom Unit Award Agreement which shall set out the number of Phantom Units awarded to the Participant and such other terms and conditions as determined by the Committee (including any associated benefits or applicable vesting terms).

5.                  Accounts.

5.1              Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. Each Participant’s Account shall be credited with Phantom Units awarded pursuant to Section 4.3, and the value of the Participant’s Account shall be equal to the number of vested Phantom Units credited to the Account (which Phantom Units have not been forfeited pursuant to Section 6.3 or pursuant to the terms of the Participant’s Phantom Unit Award Agreement) multiplied by the Phantom Unit Value, determined as of the date of the Distribution Event.

5.2              Determination of Company Group Equity Value. Subject to Section 5.3, the Company Group Equity Value shall be determined as of the date of the Distribution Event as follows:

(a)               if consideration paid in the Distribution Event includes cash, then the Company Group Equity Value shall be determined by imputing the value of 100% of the equity interests in the Company Group Members based on the nature of the transaction in which the cash is paid (for example, if the purchaser acquires 60% of the equity interests in each of the Company Group Members for $600 million in cash, the Company Group Equity Value is equal to $1 billion); or

(b)               if no portion of the consideration paid in the Distribution Event includes cash and consideration paid in the Distribution Event includes stock listed on a public exchange, then the Company Group Equity Value shall be determined by imputing the value of 100% of the equity interests in the Company Group Members based on the nature of the transaction in which the stock is paid and the trading price of such stock as of the date of the Distribution Event;

(c)               if no portion of the consideration paid in the Distribution Event includes cash or stock listed on a public exchange or the Distribution Event is December 31, 2021, and if the equity interests in any Company Group Members are listed on a public exchange as of the date of the Distribution Event, then the portion of the Company Group Equity Value relating to such Company Group Members shall be equal to the trading closing price of 100% of the equity interests in such Company Group Members as of date of the Distribution Event; provided, however, if a closing price is not quoted on the public exchange, then the determination shall be based upon the mid-point between the bid and ask price for the Company’s equity interests as of the close of business on such date; and

(d)               if no portion of the consideration paid in the Distribution Event includes cash or stock listed on a public exchange or the Distribution Event is December 31, 2021, and if the equity interests in any Company Group Members are not listed on a public exchange as of the date of the Distribution Event, then the portion of the Company Group Equity Value relating to such Company Group Members shall be equal to the fair market value of 100% of the equity interests in such Company Group Members, using a valuation method selected by the Committee and consistent with the rules set forth in Section 409A of the Code (including Treasury Regulations Section 1.409-1(b)(5)(iv)(B)), without taking into account any discounts for lack of control or marketability.

5.3              Determination of Value of Each Company Group Member. To the extent appropriate, the principles of Section 5.2 shall be applied separately to each Company Group Member, and the Company Group Equity Value shall be the sum of values determined for each Company Group Member. For example, if the Distribution Event involves a sale of all of the Company’s assets for cash, but does not involve a transfer of equity in or assets of RILP (equity interests in which are listed on a public exchange at such time) or SRS Leasing (equity interests in which are not listed on a public exchange at such time), then for purposes of determining the Company Group Equity Value, the equity value of the Company would be determined using the principles of Section 5.2(a), the equity value of RILP would be determined using the principles of Section 5.2(c), the equity value of SRS Leasing would be determined using the principles of Section 5.2(d), and the Company Group Equity Value would be the sum of these equity values.

5.4              Determination of Phantom Unit Value. As of the date of the Distribution Event, the Phantom Unit Value shall be equal to the Net Equity Value divided by 10,000. Example calculations of Phantom Unit Value are set forth on the attached Exhibit.

6.                  Vesting.

6.1              Vesting. The vesting provisions of a Phantom Unit award shall be set forth in the Participant’s Phantom Unit Award Agreement. Such provisions notwithstanding, if the Distribution Event is a Change in Control and either (i) the Participant is an Employee as of the date of the Distribution Event or (ii) the Participant was an Employee within 180 days prior to the date of the Distribution Event and the Participant’s employment was terminated for any reason before the date of the Distribution Event, excluding termination by the Company for Cause and excluding voluntary termination by the Participant without the Company’s written consent other than for Good Reason, then 100% of the Phantom Units awarded to the Participant shall vest as of the Distribution Event. In addition, the Committee shall have the discretion to accelerate the vesting of any unvested Phantom Units awarded to a Participant at any time (including if the Participant’s employment is terminated on or before December 31, 2021).

6.2              Forfeiture of Unvested Phantom Units. Except as expressly set forth in a Participant’s Phantom Unit Award Agreement (or otherwise by the Committee vesting some or all of such Phantom Units prior to the occurrence of such event in accordance with the final sentence of Section 6.1), the Participant’s unvested Phantom Units (if any) shall be forfeited on the earliest to occur of: (i) 180 days after the date the Participant’s employment is terminated for any reason; (ii) the date the Participant’s employment is terminated if the Participant’s employment is terminated by the Company for Cause or voluntarily by the Participant without the Company’s written consent other than for Good Reason; or (iii) on December 31, 2021, if such date is the Distribution Event.

6.3              Forfeiture of Vested Phantom Units. Notwithstanding any other provision contained herein, except for such additional occurrences expressly set forth in a Participant’s Phantom Unit Award Agreement, the Participant’s vested Phantom Units (if any) shall be forfeited on the earlier to occur of: (i) the date the Participant’s employment is terminated if the Participant’s employment is terminated by the Company for Cause or voluntarily by the Participant without the Company’s written consent other than for Good Reason or (ii) 3 years after the date the Participant’s employment is terminated if a Distribution Event does not occur by such 3-year anniversary date.

7.                  Payment of Participant Accounts.

7.1              Payment of Vested Accounts. The Company shall pay the value of the Participant’s Account in one lump sum payment on the Payment Date. Any payment of the value of a Participant’s Account shall be made in cash; provided, however, that if the Distribution Event is a Change in Control and all or a portion of the consideration paid pursuant to the Change in Control is stock listed on a public securities exchange, the Company may elect to pay a percentage of the value of the Participant’s Account in the form of such stock up to (but not in excess of) the percentage of the aggregate consideration that is paid pursuant to the Change in Control in the form of such stock.

7.2              Payment Delay. Notwithstanding Section 7.1, to the extent permitted by Section 409A of the Code, payments will be delayed if making the payment on the Payment Date specified herein would jeopardize the ability of the Company to continue as a going concern. If a payment is delayed pursuant to this Section 7.2, the payment will be made during the first taxable year in which making the payment would not so jeopardize the Company, together with simple interest computed on the deferred amount at the applicable LIBOR rate of interest (or successor rate of interest if LIBOR is no longer reported) set forth in The Wall Street Journal plus five percent for the period of time from the date of the Distribution Event until the date of actual payment.

7.3              Determining Value of Accounts. The value of a Participant’s Account shall be determined as of the applicable Distribution Event and the Participant shall not be entitled to any increases in Phantom Unit Value thereafter.

8.                  Plan Administration.

8.1              Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority to:

(a)               construe and interpret the Plan and apply its provisions;

(b)               promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

(c)               authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)               select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;

(e)               interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; and

(f)                exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

8.2              Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.

8.3              Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction or arbitrator, if applicable, to be arbitrary and capricious.

8.4              Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties. The Company shall indemnify and hold harmless each member of the Committee against any liabilities, costs, fees and expenses associated with any action or failure to act with respect to the Plan (including reasonable attorneys’ fees) absent a determination of willful malfeasance, gross negligence or reckless disregard of his or her duties. If the Company advances any such indemnification amounts and the indemnified member of the Committee subsequently is determined not to be entitled to such indemnification hereunder, then he or she promptly shall reimburse the Company for such advances (and the advances by the Company shall be conditioned on the member of the Committee agreeing to such a reimbursement obligation).

9.                  Amendment and Termination. The Company may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account; and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met. Notwithstanding anything to the contrary set forth herein, upon the occurrence of a Distribution Event, the Plan shall terminate and the only right that a Participant shall have with respect to the Plan (or the Participant’s Phantom Unit Award Agreement) shall be the right to receive payment on the Payment Date in accordance with Section 7.1 (subject to Section 7.2 and any other relevant terms set forth in the Participant’s Phantom Unit Award Agreement) until paid in full.

10.              Miscellaneous.

10.1          No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

10.2          Other Benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan or program of the Company.

10.3          Tax Withholding. The Company and its subsidiaries shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

10.4          Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Delaware, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

10.5          Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A of the Code. The Plan shall constitute an “account balance plan” as defined in Treasury Regulations Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under the Plan shall be aggregated with amounts deferred under other account balance plans.

10.6          Unfunded Benefit. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. To the extent that any person acquires a right to receive payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10.7          Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant does not designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.

10.8          No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 10.7).

10.9          Expenses. The costs of administering the Plan shall be paid by the Company.

10.10      Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

10.11      Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, Utz Quality Foods, LLC has adopted this 2018 Long-Term Incentive Plan as of the Effective Date written above.

UTZ QUALITY FOODS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: Chief Executive Officer

EXHIBIT

Set forth below are examples demonstrating the methodology to determine the value of the Phantom Units and the amount to be paid to each Participant under the Plan. These examples are for illustrative purposes only and are not intended to be projections or otherwise represent the expected value of the Phantom Units.

Example 1 – Sale of Company Group Assets: Assume that an unrelated third party acquires all of the assets of all of the Company Group Members (but not any long-term debt) in exchange for cash in the amount of or publicly traded stock of the acquirer (totaling less than 50% of the stock of the acquirer) with a value (based on the trading price as of the date of the closing of the sale) equal to $2,700,000,000 prior to December 31, 2021, and assume further that the aggregate outstanding long-term debt of the Company Group Members as of the date of sale is equal to $400,000,000. The sale qualifies as Distribution Event (the earlier of a Change in Control or December 31, 2021) because a person acquires more than 50% of the gross fair market value of the assets of the Company (and thus the sale qualifies as a Change in Control). The Company Group Equity Value (the value of the equity interests in the Company Group Members) is equal to $2,300,000,000 (2,700,000,000 – 400,000,000 = 2,300,000,000). The Adjusted Equity Value (the Company Group Equity Value plus $300,000,000) is equal to $2,600,000,000 (2,300,000,000 + 300,000,000 = 2,600,000,000). The Net Equity Value (the Adjusted Equity Value minus the Hurdle) is equal to $1,910,000,000 (2,600,000,000 – 690,000,000 = 1,910,000,000). The Phantom Unit Value (the value of one Phantom Unit) is equal to $191,000 (1,910,000,000/10,000 = 191,000). No later than 30 days after the date of the close of the sale, each Participant is entitled to payment in cash of an amount equal to the product of $191,000 multiplied by the number of Phantom Units awarded to the Participant.

Example 2 – Sale of Company Group Equity: Assume that an unrelated third party acquires all of the equity interests (either by direct acquisition of equity interests or by merger) of all of the Company Group Members (subject to any long-term debt owed by the Company Group Members) in exchange for cash in the amount of or publicly traded stock of the acquirer (totaling less than 50% of the stock of the acquirer) with a value (based on the trading price as of the date of the closing of the sale) equal to $2,300,000,000 prior to December 31, 2021. The sale qualifies as a Distribution Event (the earlier of a Change in Control or December 31, 2021) because a person acquires more than 50% of the equity interests of the Company (and thus the sale qualifies as a Change in Control). The Company Group Equity Value (the value of the equity interests in the Company Group Members) is equal to $2,300,000,000 (the amount of cash or the trading price of the shares of stock used to acquire the Company Group Members). The Adjusted Equity Value (the Company Group Equity Value plus $300,000,000) is equal to $2,600,000,000 (2,300,000,000 + 300,000,000 = 2,600,000,000). The Net Equity Value (the Adjusted Equity Value minus the Hurdle) is equal to $1,910,000,000 (2,600,000,000 – 690,000,000 = 1,910,000,000). The Phantom Unit Value (the value of one Phantom Unit) is equal to $191,000 (1,910,000,000/10,000 = 191,000). No later than 30 days after the date of the close of the sale, each Participant is entitled to payment in cash of an amount equal to the product of $191,000 multiplied by the number of Phantom Units awarded to the Participant.

Example 3 – IPO: Assume that all of the equity interests in the Company Group Members are transferred to a corporate holding company (“Holdco”), and Holdco engages in an initial public offering (“IPO”) of stock onto a public exchange prior to December 31, 2021. Although listing the stock of Holdco on a public exchange (if the stock remains listed on the exchange) changes the method to determine the Phantom Unit Value on the Determination Date (the earlier of a Change in Control or December 31, 2021), the IPO does not qualify as a Distribution Event because more than 50% of the equity interests (or gross fair market value of assets) of the Company are not acquired by persons acting as a group (and thus the IPO does not qualify as a Change in Control). Assuming no other transfers occur involving the equity interests or assets of the Company prior to December 31, 2021, the Distribution Event is December 31, 2021. Assume further that based on the trading price of Holdco’s stock, 100% of the stock of Holdco has a value equal to $2,300,000,000 as of December 31, 2021. The Company Group Equity Value (the value of the equity interests in the Company Group Members) is equal to $2,300,000,000 (the trading price of 100% of Holdco’s stock). The Adjusted Equity Value (the Company Group Equity Value plus $300,000,000) is equal to $2,600,000,000 (2,300,000,000 + 300,000,000 = 2,600,000,000). The Net Equity Value (the Adjusted Equity Value minus the Hurdle) is equal to $1,910,000,000 (2,600,000,000 – 690,000,000 = 1,910,000,000). The Phantom Unit Value (the value of one Phantom Unit) is equal to $191,000 (1,910,000,000/10,000 = 191,000). No later than January 30, 2022, each Participant is entitled to payment in cash of an amount equal to the product of $191,000 multiplied by the number of Phantom Units awarded to the Participant.

Example 4 – No Transaction Prior to December 31, 2021: Assume that a Change in Control does not occur prior to December 31, 2021. The Distribution Event (the earlier of a Change in Control or December 31, 2021) is December 31, 2021. Assume further that a qualified independent appraiser determines (using a method consistent with the rules set forth in Section 409A of the Code) that as of December 31, 2021 (or such earlier date as permitted to apply to the value as of December 31, 2021, under the rules set forth in Section 409A of the Code), the Company Group Equity Value (the value of the equity interests in the Company Group Members) is equal to $2,300,000,000. The Adjusted Equity Value (the Company Group Equity Value plus $300,000,000) is equal to $2,600,000,000 (2,300,000,000 + 300,000,000 = 2,600,000,000). The Net Equity Value (the Adjusted Equity Value minus the Hurdle) is equal to $1,910,000,000 (2,600,000,000 – 690,000,000 = 1,910,000,000). The Phantom Unit Value (the value of one Phantom Unit) is equal to $191,000 (1,910,000,000/10,000 = 191,000). No later than January 30, 2022, each Participant is entitled to payment in cash of an amount equal to the product of $191,000 multiplied by the number of Phantom Units awarded to the Participant.